UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/31/2012

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 31, 2012, 2nd Story Software, Inc. ("2nd Story") and TaxACT Holdings, Inc. ("TaxACT Holdings") entered into a Credit Agreement (the "Credit Agreement") and ancillary agreements and documents (collectively, with the Credit Agreement, the "Credit Facility") with RBS Citizens, N.A., as administrative agent and a lender ("RBS"), BMO Harris Financing, Inc., Silicon Valley Bank, Bank of America, N.A., and Wells Fargo Bank, N.A. (collectively, with RBS, the "Lenders"). TaxACT Holdings is a wholly-owned subsidiary of InfoSpace, Inc. (the "Company"), and 2nd Story is a wholly-owned subsidiary of TaxACT Holdings. As described in the Current Report on Form 8-K filed by the Company on January 31, 2012, the Credit Facility was entered into in connection with, and closed concurrent with, the closing of the merger in which the Company acquired TaxACT Holdings and 2nd Story. TaxACT Holdings executed the Credit Agreement solely as a guarantor and granted a security interest in 100% of the outstanding equity in 2nd Story as collateral for the Credit Facility. The Company is not a party to the Credit Agreement, and has not guaranteed any of the obligations of its subsidiaries under the Credit Facility.

Under the terms of the Credit Facility, 2nd Story borrowed $95,000,000 from the Lenders in the form of a term loan (the "Term Loan") and drew $5,000,000 from a $10,000,000 revolving credit facility (the "Revolver") with the Lenders. The final maturity date of both the Term Loan and the Revolver is January 31, 2017.

The Term Loan will amortize in equal quarterly installments (beginning with the 2nd Story fiscal quarter ending April 30, 2012) based on the annual amortization percentages of the original principal amount of $95,000,000, as set forth below:

- Year One: 10%
- Year Two: 10%
- Year Three: 10%
- Year Four: 15%
- Year Five: 15%

The remainder of the Term Loan principal, if any, will be due on the maturity date of January 31, 2017.

As set forth in more detail in the Credit Agreement, 2nd Story will make mandatory prepayments on the Term Loan in the event of certain specified receipts, including any 2nd Story Excess Cash Flow (as defined in the Credit Agreement). 2nd Story may also prepay amounts under the Term Loan without penalty, subject to certain specified restrictions and costs.

2nd Story will pay a rate of interest, at its option, of either (i) LIBOR plus a margin of between 3% and 4.5% (depending on 2nd Story's ratio of leverage to EBITDA over the previous four quarters), or (ii) a specified variable rate plus a margin of between 2% and 3.5% (depending on 2nd Story's ratio of leverage to EBITDA over the previous four quarters). In addition, 2nd Story paid the Lenders and RBS certain customary fees and costs.

The Credit Agreement contains the following customary terms and conditions that are applicable to TaxACT Holdings and 2nd Story (but not the Company): (i) representations and warranties, including but not limited to, (a) financial condition, (b) absence of any material adverse effect, and (c) organizational and legal status and authority; (ii) affirmative covenants, including but not limited to, (a) financial and collateral reporting, (b) payment of taxes and other obligations, (c) continuation of business and maintenance of existence and rights, and (d) maintenance of property and insurance; (iii) negative covenants, including but not limited to, (a) limitation on debt, (b) limitation on liens, (c) limitation on changes in nature of business, (d) limitation on consolidation, merger, sale, or purchase of assets, and (e) limitation on advances, investments, and loans; and (iv) specified financial covenants. The Credit Agreement also contains events of default consistent with those customarily found in similar financings, including but not limited to, (i) non-payment of obligations, (ii) inaccuracy of representations or warranties, (iii) non-performance of covenants and obligations, (iv) default on other material debt, (v) termination or default under material contracts, or (vi) bankruptcy or insolvency.

The foregoing description of the Credit Agreement and the Credit Facility is a summary, does not purport to be a complete description of the Credit Agreement or the Credit Facility, and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for its quarter ending March 31, 2012.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: February 06, 2012	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary